UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of report (Date of earliest event reported)  October 26, 2016

MEDITE CANCER DIAGNOSTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-143570	36-4296006
(Commission File Number)	(IRS Employer Identification No.)

4203 SW 34th St.
Orlando, FL	32811
(Address of Principal Executive Offices)	(Zip Code)

(407) 996-9630
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 26, 2016, the Board of Directors (the “Board”) of MEDITE Cancer Diagnostics, Inc. (the “Company”) held a meeting whereby it accepted the resignation of Michaela Ott as Chief Executive Officer of the Company, effective immediately.

Further, the Board also accepted the resignation of Michael Ott as Chief Operating Officer of the Company, effective immediately. Mr. Ott shall remain the Chief Executive Officer of the Company’s wholly owned subsidiaries, MEDITE Enterprises, Inc., and MEDITE GmbH.

Michaela Ott was then appointed by a unanimous vote of the Board to the position of Chief Operating Officer of the Company upon the same terms and conditions as her current employment, to serve until her resignation or removal.

The Board further accepted the resignation of Robert F. McCullough, Jr. as Chairman of the Board and unanimously elected Michael Ott to the position of Chairman of the Board to serve until such time as his resignation or removal. Mr. McCullough remains a Director and Chief Financial Officer of the Company.

The Board further unanimously voted to appoint David E. Patterson to the position of Director of the Company to serve until his resignation or removal.

The Board, by unanimous consent, appointed David E. Patterson to the position of Chief Executive Officer and Director of the Company to serve until such time as his removal or resignation. Pursuant to Mr. Patterson’s Executive Employment Agreement with the Company, the Commencement Date of Mr. Patterson’s appointment shall be October 31, 2016. He shall receive an annual base salary of $120,000. He shall also be granted 250,000 restricted shares of the Company’s common stock (the “Shares”). The Shares will vest in three (3) equal installments on each of the first three annual anniversary dates of Mr. Patterson’s appointment, so long as he remains employed by the Company through each such vesting date. Mr. Patterson shall also be entitled to annual performance bonuses, benefits and vacation in accordance with the Company’s current policy.

David E. Patterson. Age 66, Chief Executive Officer/Director

David E. Patterson is a Healthcare Executive with over 30 years of progressive experience in consulting, large product company executive positions and managed care payer-provider relations experience with large insurance company. He has an extensive history of increasing responsibility, achievement of growth in all positions across product/ technology and payer-service segments of healthcare. From July 2014 until the present, Mr. Patterson operated Patterson Group, LLC, where he provided advisory services to Healthcare Technology, Pharmaceutical and Healthcare Information Technology companies, providing current and past company support. Also during 2014, Mr. Patterson was also engaged as a Consultant by Fusion Alliance where he provided business development services to support a project to create a healthcare vertical to serve the Accountable Care Organization market. From November 2009 through June 2013, Mr. Patterson served as Vice President of Business Development and Marketing for Symbios Medical Products, LLC, reporting to the CEO with a focus on business plan preparation, capital raising/investor introductions, assessment of potential sales and distribution companies and product management via market creation programs. From August 2005 through October 2009, Mr. Patterson served as a Consultant to Philips Medical Systems where he was responsible for leading a team in the development of the Ambient Experience (AE) solution within Philips Healthcare to enhance customer loyalty and increase capital equipment purchases. The objective was to develop a path to commercialization of patient centric solutions by understanding customer needs and effects of enhanced care environments on patient outcomes and operational efficiency for healthcare providers. Additionally was asked to lead a team within Philips to develop a set of technology and business solutions to support building a service utilizing RFID/RTLS technology and eventually branching out to process improvement consulting and middleware/software offerings for health systems. Mr. Patterson obtained a B.S. Degree in Economics from Purdue University. He does not, and has not served as an officer or director of any other company required to file reports with the Securities and Exchange Commission.

Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement

99.1	Press Releas

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDITE CANCER DIAGNOSTICS, INC.

Date: November 1, 2016	By:	/s/ David Patterson
David Patterson
Chief Executive Officer